Exhibit 99(a)
                                                              -------------

                                        CONTACT: Reed Byrum--EDS
                                        1+(972) 605-6790
                                        reed.byrum@eds.com


FOR RELEASE TUESDAY, SEPTEMBER 7, 1999

EDS BOARD AUTHORIZES 27 MILLION SHARE REPURCHASE

Includes Five Million Shares Purchased From GM Pension Trust
---------------------------------------------------------------------

PLANO, Texas - EDS announced today that its Board of Directors has authorized the repurchase of up to 27 million shares of its common stock from time to time. The repurchase is intended to serve as a hedge against the company's long-term exposure with respect to outstanding options and restricted stock units.

EDS has agreed to purchase five million of those shares from the GM Hourly-Rate Employees Pension Plan. The company will purchase additional shares through Sept. 30, 1999, at market prices from the Delphi Automotive Systems Hourly-Rate Employees Pension Plan, which acquired shares from the GM plan in July 1999 in connection with the spin-off of Delphi Automotive Systems from GM. The Delphi plan currently holds approximately 4.5 million shares of common stock. EDS will purchase a minimum of 1.9 million shares from the Delphi plan and may purchase up to the plan's entire holdings of common stock. In connection with this arrangement, the Delphi plan has agreed to not sell shares of common stock in market or other transactions through Sept. 30, 1999.

EDS expects the remaining shares authorized for repurchase will be acquired in open market transactions.

"The authorization of this repurchase reflects our confidence in EDS' long-term growth potential and our commitment to EDS employees, who are the key to our ability to achieve our growth goals by delivering the right strategies, solutions and services to our customers," said James Daley, EDS' chief financial officer and executive vice president.

This action excludes shares repurchased to source the company's equity-based plans under the prior authorizations to repurchase up to 16.2 million shares during 1999, announced earlier this year. About 4.5 million shares have already been purchased under such authorization. The company expects that fewer than one million additional shares will be repurchased under the authorization through the remainder of 1999 because of a lower-than-expected level of option exercises. EDS currently has 492 million shares outstanding.

EDS plans to finance the repurchase initially through the issuance of commercial paper or other short-term debt and later refinance that debt through the issuance of long-term debt.

EDS, a leader in the global information technology services industry for more than 35 years, delivers management consulting, electronic business solutions, business process management and systems and technology expertise to improve the performance of more than 9,000 business and government clients in about 50 countries. EDS reported revenues of $16.9 billion in 1998. The company's stock is traded on the New York Stock Exchange (NYSE:EDS) and the London Stock Exchange. Visit EDS via the Internet at http://www.eds.com.